EXHIBIT 10.75


                              EMPLOYMENT AGREEMENT
                              --------------------

         Agreement (the "Agreement") dated as of June 1, 2005 between Parlux Fragrances, Inc., a corporation of the State of Delaware with offices located at 3725 S.W. 30th Avenue, Fort Lauderdale, Florida 33312 (hereinafter called the "Company"), and Ilia Lekach, residing, at 137 Golden Beach Drive, Golden Beach, Florida 33160 (hereinafter called the "Executive").

                                    WITNESSETH
         WHEREAS, the Company desires to continue the employment of the Executive and the Executive is willing to be employed by the Company and accepts such employment;

         WHEREAS, the Company and the Executive (hereinafter sometimes referred to as "the parties") are parties to an existing Employment Agreement extending through March 31, 2006, which is hereby terminated without liability to either party.

         NOW THEREFORE, in consideration of the mutual promises and covenants herein contained intending to be legally bound, the parties do hereby agree as follows:

         1. Employment. The Company agrees to employ the Executive and the Executive hereby accepts the terms and conditions hereinafter set forth, for a period commencing on June 1, 2005 and ending on March 31, 2009 (the "Initial Term") (unless terminated as specifically provided for in this Agreement).
Upon expiration of the Initial Term, the Executive's term of employment shall be extended for an additional three (3) year period, unless either party gives written notice of its intention not to renew this Agreement at least six (6) months prior to the expiration of the Initial Term, in which case the Executive's term of employment shall end upon such expiration.

         2. Position and Duties. The Executive shall serve as Chairman & Chief Executive Officer and President of the Company and shall have the powers and duties as may from time to time be prescribed by the Company's Board of Directors (the "Board"), provided that the Executive's duties are consistent with the Executive's position as a senior executive officer involved with the general management of the Company. The Executive shall report to the Board.

         3. Place of Performance. In connection with his employment by the Company, the Executive shall be based, and the duties to be performed, shall be performed at the Company's principal executive offices located in Broward County or Dade County, South Florida. Such office shall not be further relocated without the Executive's consent.

         4. Compensation and Related Matters.

         (a) Base Salary: The Executive shall receive a base salary, exclusive of benefits (the "Base Salary"), in substantially equal monthly or bi-weekly installments as follows:

         (i) For the period commencing June 1, 2005 through March 31, 2006, at the annual rate of $400,000; for the period commencing on April 1, 2006 and ending on March 31, 2007, at the annual rate of $475,000; for the period commencing on April 1, 2007 and ending on March 31, 2008, at the annual rate of $$525,000 and for the period commencing April 1, 2008 and ending March 31, 2009, at an annual rate of $600,000.

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         (b) Expenses: During the term of his employment under this Agreement, the Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by him in accordance with the policies and procedures of the Company for reimbursement of business expenses by its senior executive officers, provided that the Executive accounts for the expenses in accordance with the Company's policies.

         (c) Other Benefits: The Executive shall be entitled to participate in or receive benefits under all executive benefit plans and arrangements made available by the Company at any time to its employees and key management executives. Nothing paid to the Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the Base Salary or any other obligation payable to the Executive pursuant to this Agreement.

         (d) Vacations: The Executive shall be entitled to the number of paid vacation days in each fiscal year determined by the Company from time to time for its senior executive officers, but not less than four weeks in any fiscal year.

(e) Perquisites: The Executive shall be entitled to receive all perquisites and fringe benefits provided or available to senior executive officers of the Company in accordance with present practice and as may be changed from time to time with respect to all senior executive officers of the Company.

         (f) Stock Options: There are no stock options (warrants) granted with this Agreement. The rights of the Executive with respect to any stock options (warrants) previously granted to the Executive shall be determined exclusively by the plans and agreements relating to the options (warrants) and this Agreement shall not affect in any way the rights and obligations of the plans and agreements.

         5. Non-competition; unauthorized disclosure:

         (a) No material competition: Except with respect to services performed under this Agreement on behalf of the Company, and subject to the obligations of the Executive as an officer of the Company and the employment obligations of the Executive under this Agreement, the Executive agrees that at no time during the term of this Agreement or, for a period of one year immediately following any termination of this Agreement for any reason other than a change in control as defined in Section 6 (d) of this Agreement, will he engage in any business if, within thirty (30) days of the Executive advising the Company in writing of his proposed business activity, the Board determines in good faith that such proposed business activity is directly competitive with a material part of the business of the Company and its subsidiaries (both present and future) and such competitive business activity is reasonably likely to materially affect in an adverse manner the consolidated sales, profits or financial condition of the Company.

         (b) Unauthorized disclosures: During the period of his employment under this Agreement, the Executive shall not, without the written consent of the Board or a person authorized by the Board, disclose to any person, other than an Executive of the Company or person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of his duties as an executive of the company, any material confidential information obtained by him while in the employ of the company with respect to any of the Company's

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customers, suppliers, creditors, lenders, investment bankers or methods of marketing, the disclosure of which he knows will materially damage the Company; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by the Executive) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by the Company. For the period ending one year following the termination of employment under this Agreement for any reason, the Executive shall not disclose any confidential information of the type described above except as determined by him to be reasonably necessary in connection with any business or activity in which he is then engaged.

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         (c) Certain Provisions: The limitations of Section 5 (a) shall terminate if upon termination of this Agreement for any reason the Company does not fulfill its obligations as required by Section 7 of this Agreement; however, such termination shall not affect the rights of the Executive to receive all payments he is entitled to receive under Section 7. The provisions of Section 5 shall apply during the time the Executive is receiving any payments from the Company as a result of a termination of this Agreement pursuant to Section 6
(b).

         6. Termination. The Company may terminate the Executive's employment under this Agreement prior to the expiration of the term set forth in Section 1 only under the following circumstances:

         (a) Death. Upon the Executive's death.

         (b) Disability. If , as a result of the Executive's incapacity due to physical or mental illness, the Executive shall have been absent from his duties under this Agreement on a full time basis for 120 calendar days during any calendar year, then 30 days after written notice of termination is given to the Executive (which may only be given after the end of the 120 day period), provided that he has not returned to his duties under this Agreement on a full time basis.

         (c) Cause. For Cause. The Company shall have "Cause" to terminate the Executive's employment under this Agreement upon (A) the willful and continued failure by the Executive to substantially perform his duties under this Agreement (other than any failure resulting from the Executive's incapacity due to physical or mental illness) for thirty (30) days after written demand for substantial performance is delivered by the Company specifically identifying the manner in which the Company believes the Executive has not substantially performed his duties, or (B) the willful engaging by the Executive in misconduct (including embezzlement and criminal fraud) which is materially injurious to the Company, or (C) the willful violation by the Executive of Section 5 of this Agreement, provided that the violation results in material injury to the Company, or (D) the conviction of the Executive of a felony. For purposes of this paragraph, no act, or failure to act, by the Executive shall be considered "willful" unless done or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the interest of the Company. The Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a copy of a resolution, duly adopted by the affirmative vote of a majority of the entire membership of the Board at a meeting of the Board called and held for such purpose (after a reasonable notice to the Executive and an opportunity for him, together with his counsel, to be heard before the Board), finding that in the

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good faith opinion of the Board the Executive was guilty of conduct set forth above in clause (A), (B), (C) or (D) and specifying the particulars of the conduct in detail.

         (d) Termination by the Executive. The Executive may terminate his employment under this Agreement (i) for Good Reason (as defined below) or (ii) if his health should become impaired to any extent that makes the continued performance of his duties under this Agreement hazardous to his physical or mental health or his life, provided that the Executive shall have furnished the Company with a written statement from a qualified doctor to that effect and provided further that at the Company's request and expense the Executive shall submit to an examination by a doctor selected by the Company, and the doctor shall have concurred in the conclusion of the Executive's doctor.

         "Good Reason" means the Company has (through its Board or otherwise)
(A) limited the powers of the Executive in any manner not contemplated by
Section 2, (B) failed to comply with Section 3 or 4, (C) failed to cause any successor as contemplated in Section 8 of this Agreement to assume this Agreement, or (D) a change in control. The Executive shall give the Company 30 days prior written notice of his intent to terminate this Agreement as a result of clause (A), (B), (C) or (D) and the Company shall have the right to cure within the 30 day period. For purposes of this Agreement, a change in control means the occurrence of one or more of the following events (whether or not approved by the Board): (i) an event or series of events by which any person or other entity or group of persons or other entities acting in concert as determined in accordance with Section 13 (d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), whether or not applicable, together with its or their affiliates or associates shall, as a result of a tender offer or exchange offer, open market purchases, privately negotiated purchases, merger or otherwise (including pursuant to receipt of revocable proxies) (A) be or become directly or indirectly the beneficial owner (within the meaning of Rule 13d-3 and Rule 13d-5 under the Exchange Act, whether or not applicable, except that a person shall be deemed to have beneficial ownership of all securities that such person has the right to acquire whether such right is exercisable immediately or only after the passage of time) of more than 30% of the combined voting power of the then outstanding common stock of the Company or (B) otherwise have the ability to elect, directly or indirectly, a majority of the members of the Board.

         (e) Notice of Termination. Any termination of the Executive's employment by the Company or by the Executive (other than termination pursuant to subsection (a) above) shall be communicated by written Notice of Termination to the other party of this Agreement. "Notice of Termination" means a notice which indicates the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

         (f) Date of Termination. Date of termination means (i) if the Executive's employment is terminated by his death, the date of his death, (ii) if the Executive's employment is terminated pursuant to subsection (b) above, 30 days after Notice of Termination is given (provided that the Executive shall not have returned to the performance of his duties on a full-time basis during the 30 day period), (iii) if the Executive's employment is terminated pursuant to subsection (c) above, the date specified in the Notice of Termination after the expiration of any cure periods, and (iv) if the Executive's employment is terminated for any other reason, the date on which Notice of Termination is given.

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         7. Compensation Upon Termination or During Disability:

         (a) Upon the Executive's death, the Company shall pay to the person designated by the Executive in a notice filed with the Company or, if no person is designated, to his estate as a lump sum death benefit, his full Base Salary for a period of six months after the date of his death in addition to any payments the Executive's spouse, beneficiaries or estate may be entitled to receive pursuant to any pension, stock option or Executive benefit plan or life insurance policy or similar plan or policy then maintained by the Company. Upon full payment of all amounts required to be paid under this subsection, the Company shall have no further obligation under this Agreement.

         (b) During any period that the Executive fails to perform his duties under this Agreement as a result of incapacity due to physical or mental illness, the Executive shall continue to receive his full base salary until the Executive's employment is terminated pursuant to Section 6 (b) of this Agreement, or until the Executive terminates his employment pursuant to Section 6 (d) (ii) of this Agreement, whichever comes first. After termination, the Executive shall receive in equal monthly installments 100% of his base salary at the rate in effect at the time Notice of Termination is delivered for one year, plus any disability payments otherwise payable by or pursuant to plans provided by the Company ("Disability Payments")

         (c) If the Executive's employment is terminated for Cause, the Company shall pay the Executive his full base salary through the date of termination at the rate in effect at the time Notice of Termination is delivered and the Company shall have no further obligation to the Executive under this Agreement.

         (d) If (A) in breach of this Agreement, the Company shall terminate the Executive's employment other than pursuant to Sections 6 (b) or 6 (c) (it being understood that a purported termination pursuant to Sections 6 (b) or 6 (c) which is disputed and finally determined not to have been proper shall be a termination by the Company in breach of this Agreement), or (B) the Executive shall terminate his employment for Good Reason, then

         (i) The Company shall pay the Executive his full base salary through the date of termination at the rate then in effect at the time Notice of Termination is given;

         (ii) in lieu of any further salary payments to the Executive for periods subsequent to the Date of Termination and in consideration of the rights of the Company under Section 5 of this Agreement, the Company shall pay severance pay to the Executive on the fifth day following the date of termination, in a lump sum amount equal to the entire salary due until the end of the term of this Agreement based on an annual base salary at the highest rate in effect during the twelve (12) months immediately preceding the date of Termination.

(iii) In the event of a change in control of the Company as defined in Section 6
(d), the Company shall pay in a lump sum payment (or in monthly installments at the option of the Executive) the greater of twice the amount of severance pay required in Section 7 (d) (ii) above, or three times the annual base salary at the highest rate in effect during the twelve (12) months immediately preceding the date of the termination.

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         (iv) In the event of a change in control of the Company as defined in
Section 6 (d) above, the total number of outstanding unexercised options (warrants) granted to the Executive under this Agreement or any previous employment or other agreements, shall be doubled in quantity while retaining the original exercise price.

         (v) The Company shall pay all reasonable legal fees and expenses incurred by the Executive in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit in this Agreement.

         (e) Unless the Executive is terminated for Cause, the Company shall maintain in full force and effect, for the continued benefit of the Executive for the greater of the remaining term of this Agreement or eighteen (18) months after termination of this Agreement, all Executive health and hospitalization plans and programs in which the Executive was entitled to participate in immediately prior to the Date of Termination, provided that the Executive's continued participation is possible under the general terms and provisions of the plans and programs. If the Executive's participation in any plan or program is barred, the Company shall arrange to provide the Executive with benefits substantially similar to those which the Executive would otherwise have been entitled to receive under the plan and program from which his continued participation is barred.

         (f) The Executive shall not be required to mitigate the amount of any payment provided for in this Section 7 by seeking other employment or otherwise, however, the amount of any payment provided for in this Section 7 shall not be reduced by any compensation earned by the Executive as the result of employment by another employer after the Date of Termination.

         (g) In the event of a termination of this Agreement by the Executive for Good Reason as a result of a change in control, the amount to be utilized in
Section 7 (d) (ii) shall be changed to the average compensation of the Executive during this Agreement for the taxable years prior to such termination (all as determined to compute the base amount for purposes of Section 280G of the Internal Revenue Code of 1984, as amended).

         8. Successors; Binding Agreement:

         (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain an assumption of this Agreement prior to or simultaneously with the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as he would be entitled to under this Agreement if he terminated his employment for Good Reason, except for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the date of termination. As used in this Agreement, "Company" shall mean the Company as previously defined and any successor to its business and/or assets which executes and delivers the agreement provided for in this Section 8 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

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         (b) This Agreement and all rights of the Executive under this Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts would still be payable to him under this Agreement, including all payments payable under Section 7, if he had continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee or, if there is no such designee, the Executive's estate.

9. Notice: For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed as follows:



             If to the Executive:            Mr. Ilia Lekach
                                             137 Golden Beach Drive
                                             Golden Beach, Florida 33160

             If to the Company:              Parlux Fragrances, Inc.
                                             3725 S.W. 30th Avenue
                                             Fort Lauderdale, Florida 33312
                                             Attention: Board of Directors

or to such other address as any party may have furnished to the others in writing in accordance herewith, except with notices of change of address which shall be effective only upon receipt.

         10. Entire Agreement: No provisions of this Agreement may be modified, waived or discharged unless such is signed by the Executive and the officer of the Company which is specifically designated by the Board. No Agreements or representations, oral or otherwise, expressed or implied, with respect to the subject matter of this Agreement have been made by either party which are not set forth expressly in this Agreement and this Agreement supersedes any other employment agreement between the Company and the Executive.

         11. Waiver of Breach: No waiver by either party to this Agreement of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of any other provision or condition at any prior or subsequent time.
         12. Headings: The section headings contained in this Agreement have been inserted only as a matter of convenience or reference and in no way define, limit or describe the scope or intent of any provisions of this Agreement nor in any way affect any of these provisions.

         13. Governing Law: The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Florida, without giving effect to conflict of law principles.

         14. Severability: The invalidity or unenforceability of any provision or provisions of this Agreement shall not effect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.


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         IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

ATTEST:                                          PARLUX FRAGRANCES, INC.


s/s Esther Egozi Choukroun                       By: s/s David Stone
---------------------------                          ---------------------------
        WITNESS                                      David Stone, Chairman,
                                                     Compensation Committee

s/s Glenn H. Gopman                                  s/s Ilia Lekach
---------------------------                          ---------------------------
        WITNESS                                      Ilia Lekach, Executive



























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